SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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LA-Z-BOY INCORPORATED
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LA-Z-BOY INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Day:	Wednesday, August 16, 2006

Time:	11:00 a.m., Eastern Daylight Time

Place:	La-Z-Boy Incorporated Auditorium
1284 North Telegraph Road
Monroe, Michigan

Monroe, Michigan
July 7, 2006

To our shareholders:

We invite you to attend our 2006 annual meeting of shareholders at the time and place shown above. The purposes of the meeting are:

  to elect three directors for three-year terms expiring in 2009; and

  to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007.

We are mailing this notice and the accompanying proxy statement and proxy card to our shareholders on or about July 7, 2006. We also are enclosing a copy of our 2006 Annual Report, which contains financial statements for the fiscal year ended April 29, 2006. Only shareholders of record at the close of business on June 30, 2006 will be entitled to vote at the meeting.

Whether you plan to attend the meeting in person or not, please date, sign, and return the enclosed proxy card in the accompanying envelope. You may also vote by telephone or on the Internet (see the instructions attached to the proxy card). Even though you vote by one of these methods prior to the meeting, you may still vote your shares in person at the meeting, which will revoke your previous vote.

BY ORDER OF THE
BOARD OF DIRECTORS

James P. Klarr, Secretary

July 7, 2006

2006 PROXY STATEMENT OF LA-Z-BOY INCORPORATED

Questions and Answers

Q:	What is a proxy?

A:

A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you at the upcoming annual meeting in the way that you want to vote. You also may choose to abstain from voting. La-Z-Boy’s board of directors is soliciting the proxy card enclosed.

Q:	What are the purposes of this annual meeting?

A:

At the annual meeting, shareholders will elect three directors for three-year terms expiring in 2009. The board’s nominees are: John H. Foss, Richard M. Gabrys, and Nido R. Qubein (See page 4). Shareholders will also vote on ratifying our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007. Other than routine or procedural matters, we do not expect any other business will be brought up at the meeting, but if any other business is properly brought up, the persons named in the enclosed proxy will have authority to vote on it as they see fit.

Q:	Who is entitled to vote?

A:	Only record holders of our common shares at the close of business on the record date for the meeting, June 30, 2006, are entitled to vote at the annual meeting. Each common share has one vote.

Q:	How do I vote?

A:

Sign and date each proxy card that you receive and return it in the enclosed envelope. Proxies will be voted as you specify on each card. If you sign and return a proxy card without specifying how to vote, your shares will be voted FOR the election of the director nominees identified in this proxy statement, and FOR ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007. Your shares also will be voted on any other business that comes before the meeting.

Q:	Can I vote by telephone or on the Internet?

A:

Yes. If you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy card. If your shares are held through a broker, bank, or other nominee, they will contact you to request your voting instructions and should provide you with information on voting those shares by telephone or on the Internet.

Q:	Can I change my vote after I have voted?

A:

A later vote by any means will cancel any earlier vote. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should write our Secretary to request a new proxy card. The last vote we receive before the meeting will be the one counted. You also may change your vote by voting in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered in more than one way. Sign and return all proxy cards or vote each group of shares by telephone or on the Internet to ensure that all your shares are voted.

Q:	Why did our household receive only one proxy statement and annual report this year?

A:

If there are two or more shareholders sharing the same address and you did not withhold your consent to “householding,” we are only sending your household a single copy of our annual report and proxy statement unless we have received contrary instructions from one or more of the shareholders at your address. We believe this householding program will provide you greater convenience and save us the cost of mailing duplicate documents to your home. We will promptly provide additional copies of our 2006 annual report or this proxy statement to the other shareholders in your household if you send a written request to:  Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162, or you may call us at 734-241-4418 to request additional copies. Copies of the annual report, proxy statement and other reports we file with the SEC are also available on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

You may revoke your consent to householding at any time by contacting ADP, either by calling toll-free 800-542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each shareholder at your address will then begin receiving individual copies of our disclosure documents.

If you have not been contacted previously for this option, the householding election appears on the enclosed proxy card. If you wish to participate in the householding program to receive only one copy of our annual reports, proxy statements, prospectuses and other disclosure documents, please indicate “YES” when voting your proxy. Your affirmative consent will be perpetual unless you revoke it, which you can do by calling or writing ADP as described in the paragraph above. We strongly encourage your participation in the householding program, and believe that it will benefit both you and La-Z-Boy. Not only will it reduce the volume of duplicate information that you receive in your household, but it will also reduce our printing and mailing costs.

Q:	What makes up a quorum?

A:

There were 52,110,102 common shares outstanding on the record date for the meeting. A majority of those shares present or represented by proxy at the meeting makes a quorum. A quorum is necessary to conduct the meeting.

Q:	How does the voting work?

A:

Directors will be elected by plurality vote. The nominees receiving the highest through third highest numbers of votes will be elected, regardless of the total number of votes cast or withheld. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. If you vote by telephone or on the Internet, follow the instructions attached to the proxy card. Each share is entitled to one vote for each director; cumulative voting is not permitted.

We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice. If the Audit Committee’s selection does not receive a majority of the shares actually voted in favor of the proposal, it will reconsider the selection. You may vote or abstain from voting on the proposal on your proxy card. If you vote by telephone or on the Internet, follow the instructions on the proxy card. Each share is entitled to one vote on the proposal.

Q:	Where is La-Z-Boy’s principal executive office?

A:	The meeting will be held at our principal executive office, 1284 North Telegraph Road, Monroe, Michigan 48162.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Our board of directors is divided into three classes, one consisting of four directors and two consisting of three directors each. Directors in each class serve for three-year, staggered terms. The terms of the three directors in one of the classes expire at this year’s annual meeting, so three directors will be elected at the meeting. The three directors elected will serve until our annual meeting of shareholders in 2009.

     Under the applicable Michigan corporate law, directors will be elected at the meeting by a plurality of votes cast from among those persons duly nominated. Thus, the nominees who receive the highest through third highest numbers of votes will be elected, regardless of the number of votes that for any reason, including abstention, broker non-votes, or withholding of authority, are not cast for the election of those nominees.

     The board’s director nominees include two of the current directors whose terms are scheduled to expire at the meeting and Nido R. Qubein. In the absence of other instruction, the persons named in the accompanying form of proxy will vote in favor of these nominees. If any nominee becomes unable or unwilling to serve, which we do not expect, the proxy holders will vote for a substitute nominee designated by the board.

     Information about each nominee for election at the meeting and each director continuing in office is given below. Unless otherwise indicated, the principal occupation of each director or director nominee has been the same for at least five years. All of the nominees have consented to serve if elected.

Director Nominees for Terms to Expire In 2009

John H. Foss, age 63	Director since 2001
●	Vice President, Treasurer and Chief Financial Officer of Tecumseh Products Company until retirement in 2001
●	Director of United Bancorp, Inc.

Richard M. Gabrys, age 64	Director since 2006
●	Dean of the School of Business of Wayne State University since January 2006
●	President and Chief Executive Officer of Mears Investments LLC, a personal family investment company, since 2004
●	Vice Chairman of Deloitte & Touche LLP, a professional services firm providing audit and financial advisory services, from 1995 until retirement in 2004
●	Director of Dana Corporation (automotive supplier)
●	Director of CMS Energy Corp. (electric and gas utility)

Nido R. Qubein, age 57	First term nominee
●	President of High Point University since January 1, 2005
●	Chairman of Creative Services, Inc. (international management consulting) since 1973
●	Chairman of McNeil Lehman, Inc. (public relations and advertising) since 1992
●	Chairman of Great Harvest Bread Company since 2001
●	Chairman of Business Life, Inc. (publishing) since 2001
●	Director of BB&T Corporation (banking and financial services)

Directors with Terms Expiring in 2007

David K. Hehl, age 59	Director since 1977
●	Member of the public accounting firm of Cooley Hehl Wohlgamuth & Carlton P.L.L.C.

Rocque E. Lipford, age 67	Director since 1979
●	Senior Principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C.
●	Director of MBT Financial Corp.

Jack L. Thompson, age 67	Director since 2001
●	Chairman of the Board of The Plastics Group, Inc. since 2005 (manufacturer and designer of highly engineered plastic molded products)
●	Chairman of Penda Corporation from 2004 until 2005 (manufacturer and marketer of truck bedliners and accessories). Previously CEO of Penda Corporation from March 2004 until retirement in August 2004. Prior to March 2004, CEO and President of Penda Corporation
●	Director of Union Corrugating Company (metal roofing products)
●	Founder of The Profit Optimization Group (business consulting)

Directors with Terms Expiring in 2008

Kurt L. Darrow, age 51	Director since 2003
●	Our President and Chief Executive Officer since 2003
●	Formerly, President of our La-Z-Boy Residential division (2001–2003), our Senior Vice President of Sales & Marketing (1999–2001), and Vice President of Sales (1987- 1999)
●	Trustee of Adrian College

James W. Johnston, age 67	Director since 1991
●	Private investor

H. George Levy, M.D., age 57	Director since 1997
●	Otorhinolaryngologist.
●	Director of Michigan Trust Bank

Donald L. Mitchell, age 62	Director since 2002
●	Our Senior Vice President and President of the Casegoods Group from 2001 until retirement in 2002
●	Executive Vice President of LADD Furniture, Inc. (our wholly owned subsidiary since 2000) until retirement in 2002
●	President of LADD’s casegoods group until 2001

Director Not Standing for Reelection

Mr. Patrick H. Norton has served on our board since 1981 when he joined La-Z-Boy as our senior vice president of sales and marketing. He has been chairman of the board since 1997. His current term of office as a director expires at the annual meeting, and he has chosen to retire and is not seeking reelection. His last official act as chairman will be to chair the 2006 annual meeting of the shareholders.

Mr. Norton has agreed to continue his relationship with the company as Chairman Emeritus. While he will no longer be a member of the board of directors, he will attend meetings where he can continue to offer his advice and counsel. The directors, management, and employees of La-Z-Boy would like to express their gratitude to Mr. Norton for his truly dedicated service to La-Z-Boy, which helped grow the company into a world-renowned furniture company.

CORPORATE GOVERNANCE

     We believe it is important to disclose a summary of our major corporate governance practices. We will continue to assess and refine our corporate governance practices and share them with shareholders.

Director Independence

     A majority of our directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the board affirmatively determines that the director has no material relationship with the listed company. The board has adopted the following standards for determining whether or not a director has a material relationship with the Company:

  No director who is an employee or a former employee of La-Z-Boy can be independent until three years after termination of employment.

  No director who is, or in the past three years has been, affiliated with or employed by our present or former independent registered public accounting firm can be independent until three years after the end of the affiliation, employment, or auditing relationship.

  No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which any of our executive officers serves on the compensation committee of another company that employs the director.

  No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from La-Z-Boy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service).

  Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

  The following categorical standards identify relationships that a director may have with us that will not be considered material:

  If a director is an executive officer, director, or shareholder of another company that does business with us and the annual revenues derived from that business are less than 1% of either company’s total revenues.

  If a director is an executive officer, director, or shareholder of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of each company; or if the director is an executive officer, director, or shareholder of a bank or other financial institution (or its holding company) that extends credit to us on normal commercial terms and the total amount of our indebtedness to the bank or other financial institution is less than 3% of our total consolidated assets.

  If a director is an executive officer or director of another company in which we own common stock, and the amount of our common stock interest is less than 5% of the total shareholders’ equity of the other company.

  If a director is a director, officer, or trustee of a charitable organization, our annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts, all of our contributions to the organization were approved through our normal approval process, and no contribution was made “on behalf of” any of our officers or directors; or if a director is a director of the La-Z-Boy Foundation.

  If a director is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, payments made by us to the firm during a fiscal year do not exceed 1% of the firm’s gross revenues for the fiscal year, and the director’s relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us.

     Applying these standards, the board of directors has determined that each of the following directors and director nominees, comprising all of the non-management directors and nominees, meets the criteria for “independent” directors set forth in the listing standards of the NYSE and is (or will be if elected) an “independent” director under those standards: Messrs. Foss, Gabrys, Hehl, Johnston, Lipford, Mitchell, Qubein and Thompson, and Dr. Levy.

Corporate Governance Guidelines

     We have adopted Corporate Governance Guidelines and have published them on our website (www.la-z-boy.com/about/corp_governance.aspx). These guidelines include: a limitation on the number of boards on which a director may serve, qualifications for directors, director orientation, continuing education, and a requirement that the board and each of its committees perform an annual self-evaluation.

Committee Charters and Codes of Business Conduct

     We have published on our website (www.la-z-boy.com/about/corp_governance.aspx) the charter of each of the Audit, Compensation, and Nominating and Governance Committees of the board, as well as our Code of Business Conduct, which applies to all directors, officers, and employees. Any waiver of the Code of Business Conduct for directors or executive officers may be made only by the Audit Committee, and any waivers or amendments will be disclosed promptly by posting on our website. Copies of each of the committee charters and the Code of Business Conduct are also available by writing to our Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162.

Executive Sessions of Non-Employee Directors

     Non-employee directors ordinarily meet in executive session without management present at regularly scheduled board meetings and no less than four times annually. The sessions are chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-employee director can request that an executive session be scheduled or place an item on the agenda.

Independent Audit

     The lead partner of our independent registered public accounting firm is rotated at least every five years.

Board Committees

     Only independent directors serve on the Audit, Compensation, and Nominating and Governance Committees, in accordance with the independence standards of the NYSE rules and our corporate governance guidelines. The board, and each committee of the board, has the authority to engage independent consultants and advisors at our expense.

Communications with the Board; Annual Meeting Attendance

     Interested parties wishing to communicate their comments, concerns or questions about La-Z-Boy to the Chairman or to the non-employee directors may do so by U.S. mail addressed to the Chairman or to the non-employee directors at:

Office of the Corporate Secretary
La-Z-Boy Incorporated
1284 North Telegraph Road
Monroe, Michigan 48162

     The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward them to the appropriate director or directors. He will furnish complete copies of such communications to the directors upon their request.

Stock Ownership Guidelines for Senior Executives

     In June of 2005, we implemented guidelines for approximately 30 of our senior executives requiring minimum levels of ownership of our shares. The levels established vary from 8,200 shares to 144,000 shares, depending on the employees’ responsibilities. The ownership levels represent about one year’s salary for the lowest level and four times annual salary for the CEO. The Compensation Committee monitors compliance with these guidelines.

DIRECTORS’ MEETINGS AND STANDING COMMITTEES

     During fiscal 2006, our board of directors held nine meetings of the full board. The non-employee directors met four times in executive session. Each director attended at least 75% of the total number of all fiscal 2006 board meetings and 75% of the total number of all fiscal 2006 meetings of board committees on which the director served that were held during his or her period of service.

     The standing committees of the board include the Audit Committee, the Compensation Committee, a subcommittee of the Compensation Committee informally referred to as the Compensation Subcommittee, the Nominating and Corporate Governance Committee, and the Investment Performance Review Committee. We provide more information about each of them below.

Audit Committee - Members: David K. Hehl (Chairman), John H. Foss, James W. Johnston, and Richard M. Gabrys.
     The Audit Committee met eight times during the fiscal year 2006. As provided in its charter (attached as Exhibit A), the Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial reporting and internal controls. The Audit Committee oversees the independent registered public accounting firm including their appointment, retention and compensation. The Audit Committee does not provide any expert or special assurance about the financial statements or any professional certification of the outside auditor’s work. For further discussion of the Audit Committee’s activities see the “Audit Committee Report.” In addition, the Audit Committee discusses the quality and adequacy of internal controls with management and the outside auditor. To assure itself of the auditor’s independence, the Audit Committee annually requests from the outside auditor a written statement of relationships between the auditor and La-Z-Boy as provided in Independence Standards Board Standard No. 1. The Audit Committee discusses with the outside auditor any relationships disclosed and their impact on the auditor’s independence, and recommends that the board take appropriate action in response to the report.

Compensation Committee - Members: Jack L. Thompson (Chairman), David K. Hehl, Dr. H. George Levy, and Rocque E. Lipford.
     The Compensation Committee met six times during fiscal 2006 to review and determine the cash and other remuneration of the directors and executive officers (except for plans administered by the Compensation Subcommittee). The Compensation Committee also administers our cash incentive compensation plan for employees.

Compensation Subcommittee - Members: David K. Hehl, Dr. H. George Levy, and Jack L. Thompson
     The Compensation Subcommittee was established to administer the stock-based employee incentive plans. The Compensation Subcommittee is composed entirely of directors who are both “non-employee directors” under SEC Rule 16b-3 and “outside directors” under Internal Revenue Code Section 162(m) regulations. The Compensation Subcommittee met jointly with the Compensation Committee six times during fiscal 2006.

Nominating and Corporate Governance Committee- Members: James W. Johnston (Chairman), Dr. H. George Levy, and Rocque E. Lipford
     The Nominating and Corporate Governance Committee met six times during fiscal 2006. The Nominating and Corporate Governance Committee identifies, evaluates, and recommends to the board candidates for its slate of director nominees for election by shareholders or appointment to fill vacancies on the board. In addition to considering prospective candidates identified by the committee’s own members or referred to it by other board members, management, or outside sources, the Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. (For information on how to propose a candidate to the Nominating and Corporate Governance Committee and on the requirements for a shareholder’s own nomination of a director, see “Director Nominations and Shareholder Proposals for Next Annual Meeting” on page 30.) The committee identifies potential nominees through recommendations made by executive officers and non-management directors and evaluates them based on their resumes and through references and personal interviews. The Nominating and Corporate Governance Committee also considers and makes recommendations to the board on other matters relating to the board’s practices, policies, and procedures and on the size, structure, and composition of the board and its committees.

Investment Performance Review Committee - Members: David K. Hehl (Chairman), John H. Foss, Jack L. Thompson, and Donald L. Mitchell
     The Investment Performance Review Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibility to oversee the investment of the assets of employee benefit plans and the La-Z-Boy Foundation. Pursuant to its charter the Investment Performance Review Committee established and reviews the investment policy for each of the plans under its oversight. The Investment Performance Review Committee met four times in fiscal 2006.

DIRECTOR COMPENSATION

     Directors who also are our employees receive no additional compensation for serving on the board. For fiscal 2007, Directors who are not our employees will receive:

Cash Compensation

  $25,000 annual cash retainer

  $8,000 annual cash retainer for the chairman of the Audit Committee

  $4,000 annual cash retainer for the chairmen of the Compensation, Nominating and Corporate Governance, and Investment Performance Review committees

  $1,500 attendance fee for each board meeting and board committee or subcommittee meeting attended, including telephonic attendance.

We also reimburse our directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

Equity

  On first becoming a director, 5,000 common shares at a 75% discount from the market price of the shares

  At each annual organizational meeting of the board while still a director, 2,000 common shares similarly discounted

  Transfer of such shares is restricted while a director remains on the board

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, some over 10% owners of our common shares, and some persons who formerly were directors, executive officers, or over 10% owners, to file reports of ownership and changes in ownership with the SEC and the NYSE and furnish us with a copy of each report filed. Based solely on our review of copies of the reports filed by some of those persons and written representations from others that no reports were required, we believe that during fiscal 2006 all Section 16(a) filing requirements were complied with in a timely fashion.

SHARE OWNERSHIP INFORMATION

     The tables below provide information about beneficial owners of our common shares at the record date for the annual meeting. Under applicable SEC rules, anyone that has or shares the right to vote any of our common shares or has or shares dispositive power over any of them is a “beneficial owner” of those shares. The settlor of a trust with a right to revoke the trust and regain the shares or a person who can acquire shares by exercising an option or a conversion right sometimes also is considered a beneficial owner under these rules. Consequently, more than one person can be considered the beneficial owner of the same common shares. Unless otherwise indicated below, each owner named in a table has sole voting and sole dispositive power over the shares reported for that person.

Security Ownership of
Known Over 5% Beneficial Owners

	Number	Percent
Name and Address	of Shares	of Class
Barclays Global Investors, NA and related companies
San Francisco, CA 94105	4,093,661	7.9
Dimensional Fund Advisors, Inc.
Santa Monica, CA 90401	3,666,681	7.0
First Trust Portfolios, L.P. and related companies
Lisle, IL 60532	6,355,937	12.2
Royce & Associates, LLC
New York, NY 10019	3,784,600	7.3
Snyder Capital Management, L.P. and related company
San Francisco, CA 94105	4,003,499	7.7
____________________
  Information about Barclays Global Investors, NA and related companies is based on a Schedule 13G they filed jointly after December 31, 2005, in which they reported that as of that date they had sole voting power over 3,944,007 common shares and sole dispositive power over 4,093,661 common shares. The other company reported as beneficial owner of common shares was Barclays Global Fund Advisors.

  Information about Dimensional Fund Advisors, Inc. is based on a Schedule 13G it filed after December 31, 2005, in which it reported that as of that date it had sole voting and dispositive power over 3,666,681 common shares. It also reported that it is an investment advisor, that it furnishes investment advice to four investment companies and serves as an investment manager over various trusts and accounts, and that the shares are owned by its clients, no one of which, to the knowledge of Dimension Fund Advisors, Inc., owns more than 5% of the class. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all the shares.

  Information about First Trust Portfolios, L.P. and related companies is based on an amended Schedule 13G they filed jointly after December 31, 2005, in which they reported that as of that date they had shared voting and dispositive powers over 6,355,937 common shares. They reported that First Trust Portfolios, L.P. sponsors several unit investment trusts which own the common shares, and no unit investment trust owns more than 5% of our common shares. They also reported that First Trust Advisors, L.P., an affiliate, acts as portfolio supervisor. The Charger Corporation is the general partner of both.

  Information about Royce & Associates, LLC is based on an amended Schedule 13G it filed after December 31, 2005, in which it reported that as of that date it had sole voting and dispositive power over 3,784,600 common shares.

  Information about Snyder Capital Management, L.P. and a related company, Snyder Capital Management, Inc., is based on an amended Schedule 13G they filed after December 31, 2005, in which they reported that as of that date each of them had shared voting power over 3,651,999 common shares, shared dispositive power over 4,003,499 common shares, and sole voting or dispositive power over no shares. They also reported that Snyder Capital Management, L.P. is an investment adviser, that its general partner is Snyder Capital Management, Inc., and that Snyder Capital Management, Inc. is a subsidiary of IXIS Asset Management North America, L.P.

Security Ownership of Current and Fiscal 2006
Executive Officers, Current Directors, and Nominees

	Number	Percent
Name	of Shares	of Class
Kurt L. Darrow	243,410	*
Rodney D. England	278,748	*
John H. Foss	11,100	*
Richard M. Gabrys	5,000	*
David K. Hehl	32,772	*
James W. Johnston	1,442,454	2.768
Steven M. Kincaid	111,908	*
H. George Levy	15,000	*
Rocque E. Lipford	20,700	*
Donald L. Mitchell	15,871	*
Patrick H. Norton	381,124	*
Nido R. Qubein	-0-	*
David M. Risley	119,541	*
Jack L. Thompson	11,400	*
All current directors and current executive officers as a group (13 persons)	2,689,028	5.115

____________________
*	less than 1%

  For purposes of calculating the percentage ownership of the group in the table above, all shares subject to options held by any group member that currently are exercisable or that will become exercisable within 60 days of June 30, 2006 are treated as outstanding, but for purposes of calculating the percentage of ownership of any individual group member only the optioned shares held by that group member are treated as outstanding. The table includes the following numbers of optioned shares:

Mr. Darrow	107,525
Mr. England	59,325
Mr. Kincaid	59,325
Mr. Norton	134,850
Mr. Risley	102,350
All current directors and executive officers as a group	463,375

  The table also includes the following numbers of shares owned by a named person’s wife or held in trust, beneficial ownership of which is disclaimed by him:

Mr. Hehl	5,616
Mr. Johnston	474,504
Mr. Lipford	2,400
Mr. England	13,172

  Shares shown in the table for Mr. Lipford do not include 130,600 common shares held by the Edwin J. and Ruth M. Shoemaker Foundation. Mr. Lipford acts as one of the six members of the Board of Directors of the Foundation. He disclaims beneficial ownership with respect to these shares.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth the compensation for fiscal 2006 of our Chief Executive Officer and of our four other most highly compensated current executive officers. In the rest of this proxy statement, we sometimes call these individuals “named executives.”

Summary Compensation Table
				Long-Term Compensation
	Annual Compensation			Restricted	Shares
				Stock	Underlying	LTIP	All Other
		Salary	Bonus	Award(s)	Options	Payouts	Compensation
Name and Principal Position	Year	$	$	$	#	$	$
Kurt L. Darrow	2006	630,513	286,746	310,753	88,400	-0-	48,409
President and Chief	2005	604,080	316,794	206,584	44,800	-0-	91,998
Executive Officer	2004	491,321	209,425		50,000	-0-	76,806

Patrick H. Norton	2006	444,860	165,029	153,341	43,800	-0-	34,965
Chairman of the Board	2005	427,532	182,322	128,282	27,800	-0-	65,657
	2004	425,027	156,907		40,000	-0-	65,862

Rodney D. England	2006	333,274	137,444	78,706	22,600	-0-	25,045
Senior Vice President and	2005	321,320	133,760	66,640	14,400	-0-	48,326
President La-Z-Boy Non-	2004	310,289	142,398		16,900	-0-	46,839
branded Upholstered
Product

Steven M. Kincaid	2006	333,268	86,353	78,706	22,600	-0-	26,871
Senior Vice President and	2005	321,314	38,080	66,640	14,400	-0-	49,683
President - La-Z-Boy	2004	297,705	28,757		16,900	-0-	14,006
Casegoods Products

David M. Risley	2006	339,386	114,148	100,418	28,700	-0-	25,519
Senior Vice President and	2005	326,644	121,548	83,300	18,200	-0-	48,911
Chief Financial Officer	2004	311,193	97,206		31,300	-0-	46,862
____________________
  Amounts listed under “Salary” and “Bonus” include, where applicable, amounts electively deferred by a named executive under our 401(k) savings plan and our deferred compensation plan. Dividends paid on restricted shares are included under “Salary.”

  Amounts reported under “Restricted Stock Awards” relate to restricted shares awarded pursuant to the 2004 Long-term Equity Award Plan approved by shareholders in August of 2004. The shares vest 25% after three years, an additional 25% after four years, and the remaining 50% after five years. During the restriction period the executive officers will receive any dividends declared on such shares. The named executives’ restricted stock holdings, vesting dates, and their value are:

							Value at
				Vesting Dates			Apr. 29, 2006
Name	Shares	Grant Date	August 2007	August 2008	August 2009	August 2010	($15.32)
Kurt L. Darrow	22,900	Aug. 2005		5,725	5,725	11,450	350,828
	12,400	Aug. 2004	3,100	3,100	6,200		189,968

Patrick H. Norton	11,300	Aug. 2005		2,825	2,825	5,650	173,116
	7,700	Aug. 2004	1,925	1,925	3,850		117,964

Rodney D. England	5,800	Aug. 2005		1,450	1,450	2,900	88,856
	4,000	Aug. 2004	1,000	1,000	2,000		61,280

Steven M. Kincaid	5,800	Aug. 2005		1,450	1,450	2,900	88,856
	4,000	Aug. 2004	1,000	1,000	2,000		61,280

David M. Risley	7,400	Aug. 2005		1,850	1,850	3,700	113,368
	5,000	Aug. 2004	1,250	1,250	2,500		76,600

  Amounts reported under “Long-Term Incentive Plan Payouts” relate to performance awards under our Performance-Based Stock Plan. No awards have been earned for the relevant periods.

  Amounts reported under “All Other Compensation” include amounts allocated for named executives to our deferred compensation plan and/or profit-sharing plan (“Amounts Allocated to Plans”), and the cash value at date of contribution of matching contributions made for their accounts under our matched retirement savings plan (“Match Contributions”), which we made in the form of common shares or cash. A breakdown of these amounts for fiscal 2006 is provided below:

	Amounts
	Allocated	Match
	to Plans	Contributions
Name	$	$
Kurt L. Darrow	46,349	2,060
Patrick H. Norton	32,831	2,134
Rodney D. England	24,720	325
Steven M. Kincaid	24,720	2,151
David M. Risley	25,106	413
____________________
  We have not included our cost of providing perquisites or other personal benefits to named executives in the summary compensation table above. For each year reported, the cost of providing perquisites to any named executive did not exceed $50,000 or, if less, 10% of his salary and bonus.

Option Grants

     The table below reports on stock options granted to named executives during fiscal 2006 and the potential realizable value of those grants, assuming stock price appreciation rates of 5% and 10% annually over the term of the options. The 5% and 10% rates of appreciation used in the table are not intended to forecast possible future actual appreciation, if any, in our stock price.

Option Grants in Last Fiscal Year

					Potential Realizable Value at
	Individual Grants				Assumed Annual Rates of Stock
	Number of	% of Total			Prices Appreciation
	Securities	Options			for Option Terms
	Underlying	Granted to			5% Per Year	10% Per Year
	Options	Employees	Exercise		Aggregate	Aggregate
	Granted	In Fiscal	Price	Expiration	Value	Value
Name	(#)	Year	($/SH)	Date	($)	($)
Kurt L. Darrow	88,400	12.70	13.57	08/23/2010	331,424	732,360
Patrick H. Norton	43,800	6.29	13.57	08/23/2010	164,212	362,866
Rodney D. England	22,600	3.25	13.57	08/23/2010	84,731	187,232
Steven M. Kincaid	22,600	3.25	13.57	08/23/2010	84,731	187,232
David M. Risley	28,700	4.12	13.57	08/23/2010	107,600	237,769

     All options reported in the table are non-qualified stock options on common shares granted under our long-term equity award plan. Options become exercisable in 25% increments on the first through fourth anniversaries of grant, and once exercisable, remain exercisable through the fifth anniversary of grant.

     However, in the event of a grantee’s death or retirement at age 65 (or earlier with the consent of the board), each of the grantee’s options would become immediately exercisable in full and continue to be exercisable for three years or, if earlier, until the option’s scheduled expiration date.

     In addition, all options will become immediately exercisable in full in the event of a sale, exchange, or other disposition of all or substantially all of the total assets of the Company or all or substantially all of the outstanding shares. Termination of an executive’s employment under any circumstances other than those described above would cause all of his options to terminate 30 days after employment ends.

Options Exercised and Held

     The following table contains information concerning exercise of stock options during the last completed fiscal year by each of the named executive officers, and the fiscal year-end value of unexercised stock options held by such executive officers:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired	Value	Options at Fiscal Year End		at Fiscal Year End
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	#	$	#	#	$	$
Kurt L. Darrow	-0-	-0-	65,775	151,225	-0-	154,700
Patrick H. Norton	-0-	-0-	96,950	94,650	-0-	76,650
Rodney D. England	-0-	-0-	41,625	46,075	-0-	39,550
Steven M. Kincaid	-0-	-0-	41,625	46,075	-0-	39,550
David M. Risley	-0-	-0-	74,975	65,825	-0-	50,225

____________________
“In-the-Money” amounts are based on the NYSE closing market price of our common shares at the end of fiscal 2006 ($15.32), minus the exercise price.

Long-Term Incentive Compensation Target Awards

     Shareholders approved our 2004-Long-term Equity Award Plan in August 2004. This plan authorizes the Compensation Subcommittee to grant contingent target awards to key employees, the potential pay-outs on which (performance awards) are linked to achievement over a performance cycle of three fiscal years of goals established by the Subcommittee at or near the beginning of the cycle. All performance awards under the plan are structured as outright grants of our common shares.

     The plan requires the Subcommittee to establish a single objectively determinable and uniform performance goal for all target awards it grants for a given performance cycle and to establish the maximum number of shares a grantee may be granted as a performance award if the performance goal is achieved during the cycle. The plan also authorizes the Subcommittee to establish any number of subordinate goals, the non-achievement of which may reduce (but never increase) the performance award a grantee may receive after the end of the cycle.

     Normally, the Subcommittee grants target awards at or about the same time it establishes the goals for a performance cycle, but it also has discretion to grant a mid-cycle target award to a newly-hired or newly-eligible employee, as long as there are at least twelve months remaining in the cycle. If a mid-cycle target award is granted, the pre-established performance goal for the cycle would apply to that award, as would any subordinate goals the Subcommittee elects to establish. The potential pay-out on the mid-cycle award would be the same as the grantee would have received had he been eligible to receive a target award when the initial target awards for the cycle were granted, reduced proportionately based on the number of months in the cycle that already had occurred before grant of the mid-cycle award.

     Early in fiscal 2006, the Compensation Subcommittee granted target awards under the plan for the performance cycle ending April 26, 2008. The Subcommittee set as the performance goal achieving at least a specified level of cumulative diluted earnings per share, and it established three weighted subordinate goals relating to sales growth, operating margin, and accounts receivables and inventories relative to sales. Each subordinate goal has a target payout and a sliding scale that provides a payout from 50 to 200 percent of the related target payout. The subordinate goals are not evenly weighted. We provide more information about the target awards granted to named executives in the table below.

Long-Term Incentive Plan - Awards in Last Fiscal Year

			Estimated Future Payouts
		Period Until	Under Non-Stock Price-Based Plans
	Number of	Maturation	Threshold	Target	Maximum
Name	Shares (#)	or Payout	(#)	(#)	(#)
Kurt L. Darrow	91,400	3 years	22,850	45,700	91,400
Patrick H. Norton	45,400	3 years	11,350	22,700	45,400
Rodney D. England	23,400	3 years	5,850	11,700	23,400
Steven M. Kincaid	23,400	3 years	5,850	11,700	23,400
David M. Risley	29,800	3 years	7,450	14,900	29,800

     The maximum performance award potential for any target award, which would be awarded after the end of the three-year cycle if the performance goal is achieved and all subordinate goals are fully achieved, is an outright grant of the “Maximum” number of shares established for that target award, as shown on the table. The minimum potential performance award (“Threshold” on the table shown above), for achievement of the performance goal and meeting the threshold for just one subordinate goal, is an outright grant of 25% of the maximum number of shares under the target award. The final award will be determined after April 26, 2008 by first determining whether the performance goal was achieved and, if it was, then determining the degree to which each (if any) of the subordinate goals were met. If the performance goal is not achieved, or if that goal is achieved but no subordinate goal is achieved, there will be no payout on the target award.

  With respect to each target award reflected in the table:

  If the named grantee dies while employed, or retires with the consent of the board and then dies, the plan permits his executor or personal representative to elect payment of a performance award for his estate before the end of the performance cycle. If early payment is elected and the grantee died within the first half of the performance cycle, the estate would receive an outright grant of 35% of the maximum number of shares specified for the grantee’s target award. If early payment is elected and the grantee died during the second half of the performance period, the estate would receive an outright grant of 50% of the maximum number of shares specified for the grantee’s target award.

  In all other circumstances, a performance award held by an employee where employment terminates due to death, disability, or retirement with our consent remains in effect in accordance with its original terms.

  If employment terminates by reasons other than retirement or death, generally all performance awards are immediately canceled.

  In the case of a merger, consolidation, liquidation, dissolution, or sale of substantially all our assets, the Compensation Subcommittee in its sole discretion may take certain actions with respect to the awards, including the payout of performance awards, the purchase of outstanding awards, the substitution, assumption or replacement of any awards, and other similar adjustments to facilitate any such transaction. The Compensation Subcommittee may also provide that all awards will terminate following such event.

Change in Control Agreements

     We have change in control agreements currently in effect with Messrs. Darrow, England, Kincaid, Norton, and Risley. These agreements are designed primarily to aid in ensuring continued management in the event of an actual or threatened change in control of the Company (as defined in the agreements). The agreements provide that in the event the covered employee is terminated other than upon his death, disability or for cause (as defined in the agreements) within three years after a change in control of La-Z-Boy Incorporated, that person will be entitled to receive a lump sum severance payment equal to three times his annualized salary and three times the average bonus amount paid to him in the previous three years. The covered employee also would be entitled to continuation of employee welfare benefit payments and reimbursement of certain legal fees and expenses incurred by the employee in enforcing the agreement following a change in control.

     In consideration of these obligations, each covered employee has agreed to remain in our employ pending the resolution of any proposal for change in control. Each agreement expires December 31, 2006, but automatically renews for an additional one-year period unless either party gives the other 90 days prior notice of non-extension. If a change in control occurs, the agreements automatically extend for 36 months.

Deferred Compensation Plan

     Under the terms of our 2005 La-Z-Boy Executive Deferred Compensation Plan, senior executive employees of La-Z-Boy and its subsidiaries (including our named executives) may elect to defer the payment of from 5% to 100% of their base salary and/or from 5% to 100% of their cash bonus under the Management Incentive Plan for each fiscal year.

     In addition, any company match and/or profit sharing contributions that cannot be credited to executives’ accounts under the qualified retirement plans, due to Internal Revenue Code limitations, are credited to their accounts maintained in this plan.

     All executives’ deferrals and any non-qualified company match or profit sharing amounts are added to a recordkeeping account and credited with earnings or losses, depending upon actual performance of the mutual-fund-type options the participant has chosen for the deemed investment of their account.

     Payment of a participant’s account balance will be deferred until a date designated by the participant upon making the deferral election. The deferral amounts are paid either in one lump sum or in annual installments for up to 15 years, also as designated in the participant’s deferral election. Upon the death of the participant, any remaining balance in the participant’s account will be paid to the participant’s designated beneficiary.

Related Party Transactions

     Culp, Inc. Patrick Norton is a member of the Board of Directors of Culp, Inc. Culp provided 24.9% of the total fabric purchased by us during the fiscal year. The purchases from Culp were at prices comparable to other vendors and under similar terms. Mr. Norton has no involvement in our selection or purchase processes related to fabrics.

     Miller, Canfield, Paddock and Stone. The law firm of Miller, Canfield, Paddock and Stone, P.L.C. in which Rocque E. Lipford is a senior principal, provides us with legal services and has done so for many years. Miller, Canfield has advised us that the revenues paid to Miller, Canfield during the past fiscal year were less than 0.5% of their total revenues for the same period. We believe that the transactions with the firm are on terms no less favorable than those that could be obtained from unrelated third parties.

     Kevin Norton. Kevin Norton, the son of Patrick Norton, is an independent sales representative for La-Z-Boy residential products under an agreement providing for the payment of commissions at various rates. The terms of his agreement, including the commission rates, are identical to those of our agreements with all of our approximately 87 other La-Z-Boy U.S. residential sales representatives.

     Stefanie (England) Tull. Stephanie Tull, the daughter of Rodney England, is the Vice President of Store Development for our England, Inc. operations and received salary and bonus for fiscal 2006 totaling $99,537.

     Tim Tull. Tim Tull, the son-in-law of Rodney England, is the Vice President of Sales for our England, Inc. operations and received salary and bonus for fiscal 2006 totaling $182,468.

     Rodney England and Stefanie (England) Tull. In fiscal 2006, we paid Rodney England $47,630 to reimburse him for our business use of his personal airplane, and we paid Mr. England and Stefanie (England) Tull, his daughter, $528 for the rental of another plane owned by them. They sold the jointly owned plane during fiscal 2006. We are continuing to make payments to Mr. England under a similar arrangement this year for his remaining personal airplane. The amounts we pay are no more than the amounts we would pay to unrelated third parties for similar services and rentals.

     Kincaid Galleries Inc. Kincaid Galleries Inc. was a retail furniture outlet owned by Rebecca Adderholdt and Kathy McAteer, both of whom are sisters of Steven Kincaid. During fiscal 2005, Kincaid Galleries, Inc. liquidated its inventories and went out of business. At that time, it owed us approximately $560,000 for inventory we had supplied in previous years, for which we established a reserve. We continue to pursue a recovery of the debt.

PERFORMANCE COMPARISON

     The graph below shows the return for our last five fiscal years that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on April 28, 2001 in our common shares, in the S&P 500 Composite Index, and in a peer group comprised of the following publicly traded furniture industry companies: Bassett Furniture, Chromcraft Revington, Inc., Ethan Allen Interiors, Flexsteel Industries, Furniture Brands International, Hooker Furniture Company, Rowe Companies, and Stanley Furniture. The stock performance of each company in the peer group has been weighted according to its relative stock market capitalization for purposes of arriving at group averages.

Assumes $100 Invested on April 28, 2001
Assumes Dividends Reinvested

Company/Index/Market	2001	2002	2003	2004	2005	2006
La-Z-Boy Incorporated	$100.00	$ 170.74	$103.93	$ 127.97	$ 74.74	$ 99.74
Peer Group	100.00	142.67	95.01	127.79	97.90	125.07
S&P 500 Composite Index	100.00	87.38	75.75	93.08	102.13	117.87

AUDIT COMMITTEE REPORT

THE MEMBERS

     With the addition of a new member in May 2006, the Audit Committee currently consists of four independent directors, as defined by the New York Stock Exchange and the SEC. Furthermore, each committee member has the minimum financial expertise required under the New York Stock Exchange rules. The board of directors has designated John Foss and Richard Gabrys as audit committee financial experts, within the meaning of the SEC rules.

OPERATIONS OF THE COMMITTEE

     The Audit Committee operates under a written charter as approved by the full board. The charter details the committee’s recurring responsibilities, which the Committee annually reviews and changes as appropriate. The most recent changes were made in June 2006. We post the current charter on our web site at www.la-z-boy.com/about/corp_governance. It is attached as Exhibit A.

COMMITTEE DUTIES

     La-Z-Boy’s board oversees, counsels and directs management in promoting the long-term interests of the Company and its shareholders. The Audit Committee assists the board in carrying out its duty by overseeing the financial reporting, internal controls and audit of the Company’s financial statements. The consolidated financial statements, internal controls, financial reporting process and compliance with laws, regulations and ethical business standards are the inherent responsibilities of management. To ensure that the Audit Committee can effectively perform its duties, the Committee has the independent authority to, and does, engage its own professional advisors, at the Company’s expense.

     The Audit Committee retains the sole authority to select or replace the independent registered public accounting firm, i.e. the independent auditor. The Committee annually evaluates, selects, agrees to the engagement fees of and otherwise manages the relationship with the independent auditor. The Audit Committee selected PricewaterhouseCoopers LLP as La-Z-Boy’s independent registered public accounting firm for fiscal year 2007. The Audit Committee, as required by its charter, pre-approves all services provided by PricewaterhouseCoopers LLP, including audit, audit related, tax, and other services. The Audit Committee may provide approval of a given service for an entire fiscal year when appropriate. The Audit Committee has also authorized the Chairman of the Audit Committee to pre-approve some services in limited circumstances. The Chairman reports any services he pre-approves to the full Audit Committee at the next meeting. The Company continues to reduce the scope of non-audit services provided by PricewaterhouseCoopers LLP.

     It is not the Audit Committee’s duty to conduct audits or accounting reviews. The Committee relies on the independent auditor to audit, in accordance with auditing standards of the Public Company Accounting Oversight Board, the Company’s consolidated financial statements as prepared by management. The Audit Committee also relies on the independent auditor’s opinions on management’s assessment of the effectiveness of the Company’s internal financial reporting controls as well as the effectiveness of La-Z-Boy’s internal financial reporting controls.

COMMITTEE ACTIONS

     The Audit Committee met eight times during fiscal 2006. At least quarterly, the Audit Committee meets to review the financial results and statements; internal controls over financial reporting; and significant accounting, environmental and legal issues. The Audit Committee also reviewed the procedures for receiving and handling “whistleblower” complaints regarding the Company’s accounting, internal controls or audit matters. The Audit Committee meetings regularly include separate private sessions with the independent auditors, the head of the internal audit department and various members of management. The Committee also meets in executive session with only committee members present, as it deems appropriate.

     The Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). As part of the Audit Committee’s independence review, PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In discussions with PricewaterhouseCoopers LLP about their independence, the Audit Committee also reviewed the non-audit services provided by

PricewaterhouseCoopers LLP (see Proposal 2, under the caption “Audit Fees”). The Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP its attestation report on management’s assessment and its report on the Company’s internal controls over financial reporting.

COMMITTEE RECOMMENDATION

     The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the fiscal year 2006 financial statements and the internal controls over financial reporting. The review and discussions included management’s assessment of internal controls, the acceptability and quality of the accounting principles utilized, the reasonableness of the significant accounting estimates and judgments, and the clarity of disclosures. Based upon the discussions with, representations of, and reports from, management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the board to accept the audited consolidated financial statements for inclusion in the Corporation’s Annual Report on Form 10-K for the year ended April 29, 2006 to be filed with the Securities and Exchange Commission.

The Audit Committee
David K. Hehl, Chairman
John H. Foss
Richard M. Gabrys*
James W. Johnston

*	Joined the Committee in May 2006, after the end of the fiscal year.

JOINT REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the board is composed of four non-employee Directors who are not eligible to participate in management compensation programs and whose names are listed at the end of this report. The Committee sets the principles and strategies that serve to guide the design of our employee compensation programs. The Compensation Subcommittee is composed of three independent non-employee Directors and is responsible for equity-based plans.

     This is a joint report by the Committee and Subcommittee on the policies they followed and the decisions they made for fiscal 2006. The Subcommittee provides information about decisions made by the Subcommittee only. The Committee provides all other information.

     In performing their respective duties, the Committee and Subcommittee rely on the assistance of professionals in our Human Resources Division, outside compensation consultants, legal counsel, and where appropriate, senior management.

Compensation Committee Responsibilities

     The Committee and Subcommittee determine the compensation of executive officers and review the compensation program for other employees. The Subcommittee is charged with administering the equity-based employee plans in which executive officers and other specified employees may participate. The Compensation Committee determines all executive officer compensation not assigned to the Subcommittee. The Committee also annually evaluates the performance of the CEO.

     The Committee regularly meets in executive sessions without members of management present and reports to the Board of Directors on its actions and recommendations following each meeting. In furtherance of these objectives, the Compensation Committee is responsible for, among other things:

  Approving our corporate compensation philosophy, including overseeing and monitoring our executive compensation policies, plans and programs for our executive officers to ensure that they are consistent with that compensation philosophy and the long-term interests of our stockholders;

  Annually reviewing and approving the corporate goals and objectives relevant to our CEO’s compensation, and evaluating the CEO’s performance in light of these goals and objectives;

  Based on the foregoing evaluation, determining and approving the CEO’s compensation;

  Annually reviewing and approving the compensation, including incentive compensation, for our other executive officers;

  Reviewing our policies regarding the tax deductibility of compensation paid to our executive officers, including establishing performance goals and certifying that performance goals have been attained;

  Approving and administering incentive compensation plans, including stock-based plans (through the Subcommittee), applicable to our executive officers;

  Evaluating, reviewing and approving, as appropriate under the facts and circumstances, employment agreements, change-in-control agreements, or severance agreements for any of our executive officers;

  At least annually, in consultation with the independent members of the board and the CEO, reviewing succession planning and management development activities and strategies regarding the CEO and other members of senior management, and assessing our overall management resources; and

  At least annually, reviewing and evaluating the compensation of the board.

Compensation Philosophy

     La-Z-Boy strives to create value for shareholders through superior growth and profitability. The executive compensation program supports this goal by linking the major components of base pay and short-term and long-term incentives to superior results in business performance and profitability.

     Our compensation program is intended to attract and retain highly qualified individuals by providing executives the opportunity to earn market-median compensation while creating value to the shareholders. The compensation program comprises three components: base pay, short-term incentive (bonus), and long-term incentive (equity-based) compensation. We will reward individual executives at market-median compensation levels for attaining targeted performance, with a substantial portion of the executive’s total compensation opportunity payable in the form of Company shares. Superior performance exceeding pre-established targets will be appropriately rewarded in both cash (bonus) and equity payouts. Sub-par performance will result in reduced bonus and equity compensation.

Compensation Plan Overview

     La-Z-Boy’s executive compensation program is based on a pay-for-performance philosophy. With a strong emphasis on performance-based incentive award opportunities and sustained stock ownership by senior executives, La-Z-Boy strives to link the short- and long-term growth and profitability of the Company to executive pay.

     The competitive marketplace (i.e., industry, size, and geographic location) for executive talent is defined primarily as furniture manufacturers, supplemented by general industry, particularly for staff positions; similarly-sized companies, as measured by annual revenues; and national in scope for executives (regional or local for non-executives). In general, total compensation levels will be targeted at market-median levels.

     The executive compensation program supports La-Z-Boy’s business strategy (i.e., create value for shareholders through “superior growth and profitability”) by linking compensation to business performance and profitability. It also impacts La-Z-Boy’s ability to attract, motivate, and retain highly qualified executives.

     The incentive plans, designed based on market challenges and La-Z-Boy’s objectives, provide executives with the majority of their compensation opportunity. The incentive plans are goal-based and, generally, are designed to provide executives a “realistic” opportunity to earn market-median awards for commensurate performance. The plans provide for awards at the market median for performance at expected levels, awards at the market 75th percentile for performance significantly above expected levels, and no awards for performance below specified minimum levels.

     We intend to pay for performance and we place more of the executives’ compensation at risk as their levels of responsibility increase. An executive’s compensation opportunity is dependent on improving the Company’s long-term performance or potential.

Base Salaries

     Annual base salary increases for the executive officers are established based on the scope of their job responsibilities, individual performance, competitive market data of the peer companies, the Company’s overall salary budget guidelines, and the most recent recommendations of our compensation consultants. Salary guidelines are set each year to reflect the competitive environment and to control the overall cost of salary growth. Merit increases are based on individual performance. At the beginning of the fiscal year 2006, Mr. Darrow and other named executives received base salary increases of 3%. In fiscal 2006, base salaries for the executive officers were, on average, below the market median.

Short-Term Incentive Awards

     The use of annual bonuses creates a link between executive compensation and individual and business performances. La-Z-Boy’s Management Incentive Plan is a cash-based plan that rewards annual performance measured against pre-established targets. Target awards are set as a percentage of base salary by job responsibilities. In fiscal 2006, the percentages were competitive with, or in some cases below, annual incentives provided by other companies in our competitive marketplace. At the start of the fiscal year, we establish short-term performance criteria and weightings for the various criteria. The award paid at the end of the fiscal year is a result of actual performance compared to the established performance targets, based on an assessment of each executive’s individual performance for the year, the Company’s overall performance, and the financial, operational, and strategic performance of the business unit for which the executive is responsible.

     For fiscal 2006, the maximum award opportunity was 160% of salary for Mr. Darrow, while the maximum award opportunity for the other named executives ranged between 100% and 130% of salary. We structured the awards based 80% on the attainment of business unit financial goals and 20% on individual performance goals. The business unit financial goals were further weighted one-third on an increase in sales revenue and two-thirds on operating income. The business unit financial goals were either on a consolidated basis or on the basis of combined specific business units, depending on the executive’s responsibilities. The business unit financial goal and the individual performance goal were independent so that achievement of the individual performance goal could be rewarded regardless of the results related to the business unit financial goal and vice versa. Actual performance yielded payouts shown as bonus in the Summary Compensation Table.

Long-Term Incentives

     We believe that in order to maximize shareholder value, equity-based awards are an important component of executive compensation because they particularly link executives’ and shareholders’ financial interests. The Company’s 2004 Long-Term Equity Plan is designed to tie executive rewards to shareholder value over time. Early in fiscal 2006, the Subcommittee granted awards under the Plan, with a fixed allocation that varied by salary grade, consisting of (i) non-qualified stock options, (ii) restricted shares, with restriction periods ranging from 3 to 5 years depending on salary grade, the higher salary grades having longer restriction periods, and (iii) performance-based stock awards.

     The performance-based stock awards the Subcommittee granted were target awards for the three-year performance cycle ending April 26, 2008, and the number of shares grant recipients actually receive—and whether they ultimately receive any shares at all—will depend on Company performance over that time period. The Subcommittee set a performance goal of achieving at least a specified level of cumulative diluted earnings per share and three unevenly weighted subordinate goals relating to sales growth, operating margin, and accounts receivable and inventory relative to sales. The Subcommittee established a target payout for each subordinate goal, with a sliding scale that provided a payout from 50 to 200 percent of the related target payout based on the Company’s future performance.

     After considering the recommendation of the outside consultants, the Subcommittee granted to Mr. Darrow 22,900 restricted shares and non-qualified stock options on 88,400 shares. The Subcommittee also awarded Mr. Darrow the opportunity to earn 45,700 shares if the Company performs at target over the three-year cycle ending in April 2008, up to a maximum of 91,400 shares if the Company exceeds the targeted performance goal. The other named executives received non-qualified stock options covering a total of 117,700 shares, 30,300 restricted shares, and 61,000 performance-based target awards for the cycle ending in April 2008.

     As reported in the Summary Compensation Table, there were no performance-based stock payouts to the named executives under the 2004 Long-Term Equity Award Plan for the performance cycle that concluded at the end of fiscal 2006. In accordance with the Plan, we established at the beginning of the cycle a performance goal and three subordinate goals and granted target awards tied to those goals to all named executives. After the end of the cycle, the Company’s actual performance, measured against the predetermined goal, resulted in no payouts.

Compensation Consultant

     The executive compensation group in La-Z-Boy’s Corporate Human Resources Department supports the Committee in its work. In addition, the Committee has the authority under its charter to engage the services of outside advisors, experts, and others to assist the Committee. In accordance with this authority, the Committee engages an independent outside compensation consultant to advise the Committee on all matters related to CEO and other executive compensation.

Federal Income Tax Considerations

     Section 162(m) of the Internal Revenue Code generally precludes La-Z-Boy and other public companies from taking a tax deduction for compensation over $1 million paid (or otherwise taxable) to a named executive officer unless such compensation is performance-based. The 1997 Incentive Stock Option Plan (under which some options granted before fiscal 2006 are still outstanding) and the Long-term Equity Award Plan contain provisions designed to permit certain awards to qualify as performance-based compensation and so to exempt such awards from the deduction limitation.

     We intend to continue to monitor the executive compensation programs with respect to the present federal tax law to maximize the deductibility of compensation paid to named executives, but we may pay compensation in excess of the Section 162(m) limitation if we determine that doing so would be in the best interests of La-Z-Boy and its shareholders.

The Compensation Committee
Jack L. Thompson, Chairman *
David K. Hehl *
Rocque E. Lipford
H. George Levy, M. D. *
____________________
*	Members of the Compensation Subcommittee

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     Each current member of the Compensation Committee and the Compensation Subcommittee served throughout fiscal 2006, and Helen Petrauskas, until her death, was the only other director, other than the current members, to serve on either the Compensation Committee or the Compensation Subcommittee at any time during fiscal 2006.

     The law firm of Miller, Canfield, Paddock and Stone, P.L.C., in which Rocque E. Lipford is a senior principal, provides us with legal services and has done so for many years.

     PROPOSAL NO. 2: TO RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee selects and hires our independent registered public accounting firm, and it has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007. PricewaterhouseCoopers LLP acted as our independent registered public accounting firm for fiscal 2006, and we believe it is well qualified to act in that capacity again this year. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and to answer questions.

     We are asking you to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to you for ratification as a matter of good corporate practice. If the Audit Committee’s selection is not ratified, it will reconsider the selection. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of La-Z-Boy and our shareholders.

Audit Fees

     For professional services rendered to us for fiscal years 2006 and 2005, PricewaterhouseCoopers LLP has billed us as follows:

	Fiscal 2006	Fiscal 2005
Audit Fees	$1,665,000	$1,747,550
Audit Related Fees	45,000	209,225
Tax Fees	209,000	333,580
All Other Fees	1,500	1,500
Total	$1,920,500	$2,291,855

     Audit fees represent fees for audit work performed on our annual financial statements, our internal controls over financial reporting, management’s assessment of our internal controls over financial reporting, and reviews of the quarterly financial statements included in our quarterly reports on Form 10-Q, as well as audit services that are normally provided in connection with our statutory and regulatory filings.

     Audit-related fees relate to audits of our employee benefit plans, retail store acquisitions audit procedures, as well as Sarbanes-Oxley Section 404 controls project assistance.

     Tax fees include fees for domestic and foreign tax compliance and advisory services.

     All other fees represent accounting research software subscription fees.

     The Audit Committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent auditors before the engagement of the independent auditors to perform them. A limited amount of tax services have been pre-approved. Services, including tax services not covered by the general pre-approval, require specific pre-approval by the committee.

     Our management will present the following resolution to the meeting:

     RESOLVED, that the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for La-Z-Boy Incorporated for fiscal 2007 is ratified.

     The Board of Directors recommends a vote FOR Proposal No. 2.

MISCELLANEOUS

Director Nominations and Shareholder Proposals for Next Annual Meeting

     If you would like to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, you should send your recommendation to the Secretary, who will forward it to the Committee. If you would like your recommendation to be considered for director nominations at the annual meeting of shareholders to be held in calendar 2007, you should submit it no later than March 9, 2007. Your recommendation should include a description of your candidate’s qualifications for board service, your candidate’s consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting you and the candidate for more information.

     If you would prefer to nominate a director candidate at the meeting yourself, our bylaws require that you notify us of your intention to do so no later than May 18, 2007. Your notice must include your nominee’s name, age, residence and business addresses, and principal occupation, the number of common shares beneficially owned by the nominee, and all other information about the nominee that would be required by SEC rules in a proxy statement soliciting proxies for election of the nominee.

     If you would like to submit a proposal for inclusion in our proxy materials for the calendar 2007 annual meeting, you must submit it to us no later than March 9, 2007. Even if a proposal is submitted by that date, we will have the right to omit it if it does not satisfy the requirements for inclusion under SEC Rule 14a-8.

     Any shareholder proposal for the calendar 2007 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of SEC Rule 14a-4(c)(1) if it is not submitted to us on or before May 23, 2007. Proxies for that meeting may confer discretionary authority to vote on any untimely proposal without express direction from the shareholders giving the proxies.

     Any shareholder proposal or nomination should be sent to our principal offices in Monroe, Michigan, addressed to the attention of the Secretary.

Costs of Proxy Solicitation

     We will pay the expense of soliciting proxies pursuant to this proxy statement. That expense is expected to be limited to the cost of preparing and mailing this proxy statement and accompanying documents.

     This year you may vote by mail, by telephone or on the Internet. Your vote is important. Even if you plan to attend the meeting, please vote by proxy card, telephone or computer as soon as possible.

BY ORDER OF THE BOARD OF
DIRECTORS

James P. Klarr, Secretary

Monroe, Michigan
July 7, 2006

     We will send you a copy of our Form 10-K Annual Report for the fiscal year ended April 29, 2006 without charge if you send a written request to: Office of the Secretary, La-Z-Boy Incorporated, 1284 North Telegraph Road, Monroe, Michigan 48162. You also can obtain copies of our Form 10-K and the other reports we file with the SEC on our Web site at www.la-z-boy.com or through the SEC’s Web site at www.sec.gov.

Exhibit A

LA-Z-BOY INCORPORATED
AUDIT COMMITTEE CHARTER

Purpose of the Audit Committee

     The Audit Committee assists the Board of Directors in its oversight of (a) the integrity and quality of the processes and practices of the company with respect to financial reporting, (b) compliance with significant legal, regulatory and ethical requirements, (c) the qualifications and independence of the independent registered public accounting firm, and (d) the effectiveness of the Company’s independent registered public accounting firm and internal audit function.

Responsibilities

     The Committee, in its capacity as a committee of the Board of Directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm (including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting). The independent registered public accounting firm shall report directly to the Committee. With respect to all other matters, the role of the Audit Committee is one of oversight and as such the Committee relies on the expertise and knowledge of management, internal auditors, the independent registered public accounting firm and other experts. Management of the Company is responsible for determining that the Company’s financial statements are fairly presented in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for auditing and reporting on the Company’s financial statements. It is not the responsibility of the Committee to plan or conduct audits, to determine the fairness or accuracy of financial statements, to provide assurance of compliance with laws and regulations, or to provide assurance with respect to the adequacy of internal policies, practices, procedures or controls.

Membership

     The Committee shall consist of at least three Directors who have no relationship with the Company that might interfere with the exercise of their independent judgment. The Committee members shall satisfy the independence, financial literacy and expertise requirements of the New York Stock Exchange as interpreted by the Board of Directors and any rules adopted by the Securities and Exchange Committee pursuant to Section 10A(m)(3) of the Securities Exchange Act of 1934. The Committee members, including the Chairman, shall be appointed by the Board of Directors.

Authority and Funding

     The Committee has the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all Company books, records, facilities and personnel.

     The Company will provide appropriate funding for the Committee, as determined by the Committee, in its capacity as a committee of the board of directors, for payment of:

     (i)   Compensation to any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company;

     (ii)  Compensation to any advisers employed by the Committee under the first paragraph of this section; and

     (iii) Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Duties

The Committee’s specific duties are set forth in the following table:

Minimum
Duty			Frequency
With Respect to the Independent Registered Public Accounting Firm:
●	Select and retain the independent registered public accounting firm.		Annually
●	Pre-approve audit fees charged by the independent registered public accounting firm.		Annually
●

Evaluate the performance, qualifications and independence of the independent registered public accounting firm, including obtaining and reviewing (1) the public version of the independent registered public accounting firm’s most recent inspection report issued by the Public Company Accounting Oversight Board (“PCAOB”) and (2) a report by the independent registered public accounting firm describing

Annually
	a)	the firm’s internal quality-control procedures,
	b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, by its most recent inspection report issued by the PCAOB, or by any other inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and
	c)	(to assess the auditor’s independence) all relationships between the independent registered public accounting firm and the Company.
●	Assure regular rotation of lead audit partner as required by law		Annually
●	Approve, as appropriate, audit, audit-related and non-audit services proposed to be performed by the independent registered public accounting firm.		As Needed
●	Review the annual audit plan of the independent registered public accounting firm		Annually

Minimum
Duty			Frequency
●	Meet in separate executive session with the independent registered public accounting firm to provide a forum for private comments including discussion of any restrictions on audit scope or access to required information or resources.		Annually
●	Establish hiring policies with respect to employees or former employees of the independent registered public accounting firm.		Annually
With Respect to Accounting and Financial Control Matters:
●	Review with financial management and the independent registered public accounting firm any significant accounting developments including emerging issues.		As Needed
●	Review with financial management and the independent registered public accounting firm the company’s critical accounting policies.		Annually
●	Review with management, the independent registered public accounting firm and the internal auditor		Quarterly
	a)	the adequacy of the Company’s internal controls and
	b)	significant findings and recommendations of the auditors and management’s responses thereto.
●	Review and discuss with the Company’s counsel significant legal and environmental matters.		Quarterly
●	Review with financial management and the independent registered public accounting firm,		Annually
	a)	the Company’s annual financial results and disclosure, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”
	b)	the independent registered public accounting firm’s audit of the financial statements and its report thereon,
	c)	the independent registered public accounting firm’s report on management’s assessment and report on the Company’s internal controls for financial reporting,
	d)	any significant changes required in the audit plan,
	e)	any audit problems or difficulties and management’s response thereto and any disputes with management encountered during the audit, and resolve any such disputes, and
	f)	other matters related to the audit which are to be communicated to the Committee under the auditing standards of the Public Company Accounting Oversight Board.

Minimum
Duty			Frequency
●	Review with management and the independent registered public accounting firm,		Quarterly
	a)	the Company’s interim financial results and disclosure, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing with the Securities and Exchange Commission of the related Form 10-Q,
	b)	changes to internal control systems for financial reporting, and
	c)	discuss any items required to be communicated by the independent registered public accounting firm under the auditing standards of the Public Company Accounting Oversight Board.
●	With respect to each periodic filing with the Securities and Exchange Commission review a) management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act, and b) the contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of that Act.		Quarterly
●	Review with management and the independent registered public accounting firm policies and practices with respect to the preparation and dissemination of earnings press releases, as well as financial information and earnings guidance.		Quarterly
●	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance.		As Needed
●	Review with management the Company’s compliance with applicable laws and regulations and the results of examinations conducted by regulatory agencies.		Annually
●	Meet in executive session with financial management to provide a forum for their private comments.		Quarterly
●	Review procedures, and monitor responses thereto, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, or general ethical conduct, and the confidential anonymous submissions by employees of concerns regarding questionable accounting controls, auditing matters, or ethical behavior.		Quarterly
●	Discuss with management general policies for the assessment and management of major financial risks.		Annually
●	Review with management the results of monitoring the Company’s code of conduct.		Annually
With Respect to the Internal Audit Function:
●	Review the performance of the head of the Internal Audit department		Annually
●	Review the appointment, compensation and replacement of the head of the Internal Audit department.		Annually
●	Review the Internal Audit department’s annual audit plan, including any subsequent significant modifications to that plan.		Annually
●	Review the Internal Audit department budget and adequacy of staffing.		Annually

Minimum
Duty		Frequency
●	Review and discuss with the head of the Internal Audit department the results of audits conducted and management responses thereto.	Quarterly
●	Meet in executive session with the head of the Internal Audit department to provide a forum for private comments including discussion of any restrictions on audit scope or access to required information or resources .	Semiannually
With Respect to the Audit Committee:
●	Meet at least 4 times per year and more frequently if circumstances require.	Quarterly and as needed
●	Evaluate the performance of the Audit Committee.	Annually
●	Review this charter and recommend any proposed changes to the Board of Directors.	Annually
With Respect to Communications:
●	Report to the Board of Directors on significant matters covered at each Audit Committee meeting.	As Needed
●	Prepare the report that the Securities and Exchange Commission rules require be included in the Company’s annual proxy statement.	Annually

LA-Z-BOY INCORPORATED 1284 NORTH TELEGRAPH ROAD MONROE, MI 48162-3390

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by La-Z-Boy Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to La-Z-Boy Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
LAZBY1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LA-Z-BOY INCORPORATED

Vote On Directors
1. ELECTION OF DIRECTORS.
Nominees:	01) John H. Foss 02) Richard M. Gabrys 03) Nido R. Qubein			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.

				☐	☐	☐

Vote On Proposals							For	Against	Abstain

2. Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.							☐	☐	☐

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTE:

When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

PROXY
ANNUAL MEETING OF SHAREHOLDERS OF
LA-Z-BOY INCORPORATED
August 16, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Kurt L. Darrow and Patrick H. Norton, and both of them, Proxies with power of substitution to attend the Annual Meeting of Shareholders of La-Z-Boy Incorporated to be held at the La-Z-Boy Incorporated Auditorium, 1284 North Telegraph Road, Monroe, Michigan, August 16, 2006 at 11:00 o'clock A.M., Eastern Daylight Time, and any adjournment thereof, and thereat to vote all shares now or hereafter standing in the name of the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1 and FOR Proposal 2.

(Continued and TO BE SIGNED on other side)